Exhibit 99.2

Contact:	Bob O’Shaughnessy	Tony Pordon

	Senior VP – Finance 201-325-2800	Senior Vice President 248-648-2540

	boshaughnessy@unitedauto.com	tpordon@unitedauto.com

FOR IMMEDIATE RELEASE

UNITEDAUTO ANNOUNCES OFFERING OF AN ADDITIONAL $5O MILLION OF SENIOR SUBORDINATED NOTES

BLOOMFIELD HILLS, MI, December 4, 2006 – United Auto Group, Inc. (NYSE: UAG), an international automotive retailer, today announced the offering of an additional $50 million aggregate principal amount of its 7.75% senior subordinated notes due 2016 for a total issuance of $375 million (the “Notes”). The Notes are being offered in a private placement pursuant to Rule 144A of the Securities Act of 1933 and are expected to be issued on December 7, 2006, subject to customary closing conditions.

The Company intends to use the proceeds to initially repay amounts currently outstanding under the Company’s revolving credit agreement in the United States and a portion of its existing floorplan borrowings and for general corporate purposes. All amounts repaid may be available for future borrowings. The Company presently intends to then re-borrow these amounts in March 2007, and use the proceeds to call its existing $300 million of 9.625% Notes due 2012, which are callable beginning in March 2007, subject to market and other conditions.

The Notes offered have not been registered under the Securities Act, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About UnitedAuto
United Auto Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 319 retail automotive franchises, representing 41 different brands, and 27 collision repair centers. UnitedAuto, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 170 franchises in 20 states and Puerto Rico and 149 franchises located outside the United States, primarily in the United Kingdom. UnitedAuto is a member of the Fortune 500 and Russell 1000, and has over 15,000 employees.

Statements in this press release involve forward-looking statements, including forward-looking statements pertaining to completion of the proposed transaction on the terms described above and the use of proceeds of the transaction. The eventual outcome of these events may vary materially because of risks and uncertainties, including external factors such as interest rate fluctuations, changes in consumer spending, economic conditions and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about UnitedAuto’s business, markets, conditions and other uncertainties, which could affect UnitedAuto’s future performance, which is contained in UnitedAuto’s Form 10-K for the year ended December 31, 2005, and its other filings with the Securities and Exchange Commission, and which is incorporated into this press release by reference. This press release speaks only as of its date and UnitedAuto disclaims any duty to update the information herein.

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